As filed with the Securities and Exchange Commission on April 15, 2008
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933

Longtop Financial Technologies Limited
(Exact Name of Registrant as Specified in Its Charter)

Cayman Islands	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
15/F, Block A, Chuangxin Building
Software Park
Xiamen, 361005
People’s Republic of China
(Address of Principal Executive Offices, Including Zip Code)

Longtop Financial Technologies Limited
2005 Long Term Incentive Plan
Incentive Shares Held by Well Active International Limited
(Full Title of the Plans)

Law Debenture Corporate Services Inc.
4th Floor, 400 Madison Avenue,
New York, New York 10017
(212) 750-6474
(Name, Address and Telephone Number, Including Area Code, of Agent For Service)

Copy to:
Timothy B. Bancroft, Esq.
Goulston & Storrs, P.C.
400 Atlantic Avenue
Boston, Massachusetts 02110-3333

     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check One):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount to be	Offering Price Per	Aggregate Offering	Amount of
to be Registered	Registered	Share	Price	Registration Fee (1)
Ordinary Shares, par value US$0.01 per share (2)	3,247,790 (3)	$5.167	$16,782,458	$659.55
Ordinary Shares, par value US$0.01 per share (2)	684,150 (4)(8)	$17.99 (7)	$12,307,859	$483.70
Ordinary Shares, par value US$0.01 per share (2)	130,000 (5)	$17.99 (7)	$2,338,700	$91.91
Ordinary Shares, par value US$0.01 per share (2)	4,380,810 (6) (7)	$17.99 (7)	$78,810,772	$3,097.26
Ordinary Shares, par value US$0.01 per share (2)	4,200,000 (8) (7)	$17.99 (7)	$75,558,000	$2,969.43
Ordinary Shares, par value US$0.01 per share (2)	150,000 (9) (7)	$17.99 (7)	$2,698,500	$106.05
Total	12,792,750	N/A	$188,496,288	$7,407.90

(1)	Calculated pursuant to Section 6(b) of the Securities Act of 1933, as amended (the “Securities Act”).

(2)	These shares may be represented by the Registrant’s American Depositary Shares, or ADSs, each of which represents one ordinary share. The Registrant’s ADSs issuable upon deposit of the ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (333-146783).

(3)	These shares are issuable upon the exercise of outstanding options with fixed exercise prices, which options have been granted under the Longtop Financial Technologies Limited 2005 Long Term Incentive Plan (the “2005 Plan”). Pursuant to Rule 457(h)(1) under the Securities Act, the aggregate offering price of $16,782,458, which is set forth solely for the purpose of determining the registration fee, is the aggregate of the exercise prices of outstanding options. The offering price per share was determined by dividing (i) $16,782,458 by (ii) 3,247,790, which is the aggregate number of outstanding options.

(4)	These ordinary shares are issuable upon the vesting of outstanding restricted share units, or RSUs, granted under the 2005 Plan. The market value of such ordinary shares upon vesting is not known.

(5)	There shares are outstanding ordinary shares that were issued upon the exercise of options granted under the 2005 Plan.

(6)	These shares are available under the 2005 Plan for issuance upon exercise of options or upon vesting of RSUs which have not yet been granted, or upon vesting of outstanding RSUs which have not yet vested, and, accordingly, do not have any fixed exercise price, in the case of options, or any known market value, in the case of RSUs.

(7)	The price of $17.99 per share, which is the average of the high and low prices of the Registrant’s ADSs as reported by the New York Stock Exchange for April 14, 2008, is set forth solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, and has been used for shares that are available under the 2005 Plan for issuance upon exercise of options or upon vesting of RSUs which have not yet been granted, or upon vesting of outstanding RSUs which have not yet vested, and, accordingly, do not have any fixed exercise price, in the case of options, or any known market value, in the case of RSUs.

(8)	These shares are outstanding ordinary shares of the Registrant held by Well Active International Limited (“Well Active”), a British Virgin Islands company owned by three of the Registrant’s employees who act as nominee shareholders at the direction of the Registrant’s chairman of the board of directors, for transfer from time to time by Well Active in connection with equity incentive grants to employees and directors of, and consultants to, the Registrant.

(9)	These shares are outstanding ordinary shares of the Registrant, which shares were initially held by Well Active for purposes of transferring at the discretion of the Registrant’s chairman of the board of directors in connection with equity incentive grants to employees and directors of, and consultants to, the Registrant, and which shares were subsequently transferred by Well Active to, and are currently held by, the chief financial officer of the Registrant.

Part I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information
     The documents containing the information specified in this Item 1 will be sent or given to employees, directors or others as specified by Rule 428(b)(1). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.
Item 2. Registrant Information and Employee Plan Annual Information
     The documents containing the information specified in this Item 2 will be sent or given to employees, directors or others as specified by Rule 428(b). In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission as part of this Registration Statement.
Part II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
     The following documents filed with the Commission by Longtop Financial Technologies Limited (the “Registrant”) are incorporated in this Registration Statement by reference:
(a)	Reports of Foreign Private Issuer on Form 6-K filed November 23, 2007 and February 26, 2008;

(b)	The description of the Registrant’s ordinary shares contained in its Registration Statement on Form 8-A (File No. 001-33722) filed with the Securities and Exchange Commission on October 4, 2007; and

(c)	The description of the Registrant’s shares contained in the Registration Statement on Form F-6 (No. 333-146783), originally filed with the Securities and Exchange Commission on October 18, 2007.
     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the effective date of this Registration Statement, prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.
Item 4. Description of Securities
     Not applicable.

Item 5. Interests of Named Experts and Counsel
     Not applicable
Item 6. Indemnification of Officers and Directors
     Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The Registrant’s First Amended and Restated Articles of Association provide for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, but the indemnity does not extend to any matter in respect of any fraud or dishonesty which may be attached to such person.
Item 7. Exemption From Registration Claimed
     Not Applicable.
Item 8. Exhibits
     The Exhibits listed on the accompanying Index to Exhibits are filed as a part of, or incorporated by reference into, this Registration Statement. (See Index to Exhibits below).
Item 9. Undertakings
(a) The undersigned Registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1394 that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to Registrant’s Second Amended and Restated Articles of Association, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Xiamen, People’s Republic of China, on April 15, 2008.

Longtop Financial Technologies Limited
By:	/s/ Derek Palaschuk
	Name:	Derek Palaschuk
	Title:	Chief Financial Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Weizhou Lian and Derek Palaschuk, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys- in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Xiaogong Jia Xiaogong Jia	Chairman of the Board of Directors	April 10, 2008

/s/ Weizhou Lian Weizhou Lian	Chief Executive Officer & Director	April 10, 2008

/s/ Derek Palaschuk Derek Palaschuk	Chief Financial Officer	April 10, 2008

/s/ Zuyun Xue Zuyun Xue	Director	April 10, 2008

/s/ Xiaohong Chen Xiaohong Chen	Director	April 10, 2008

/s/ Paul Wolansky Paul Wolansky	Director	April 10, 2008

/s/ Thomas Gurnee Thomas Gurnee	Director	April 10, 2008

INDEX TO EXHIBITS

Exhibit
Number	Description

5.1	Opinion of Conyers Dill & Pearman

10.1 (1)	Longtop Financial Technologies Limited 2005 Long Term Incentive Plan

23.2	Consent of Conyers Dill & Pearman (included in opinion filed as Exhibit 5.1)

24	Power of Attorney (included on signature page)

(1)	Incorporated herein by reference to the Registrant’s Registration Statement on Form F-1 (File No. 333- 146437).